Exhibit 10.1
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated April 18, 2011, between AMICUS THERAPEUTICS, INC., a Delaware corporation having an office at 6 Cedar Brook Drive, Cranbury, New Jersey 08512 (the “Company”), and JOHN F. CROWLEY, an individual residing at 15 Leonard Court, Princeton, NJ 08540 (“Employee”).
PREAMBLE
WHEREAS, the Employee presently serves as the Chairman and Chief Executive Officer of the Company; and
WHEREAS, following the execution of this Agreement, the Employee will cease to serve as the Company’s Chief Executive Officer, but will remain employed by the Company as its Executive Chairman pursuant to the terms and conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the sufficiency and receipt whereof is hereby acknowledged, the parties agree as follows:
Section 1. Definitions. Unless otherwise defined herein, the following terms shall have the following respective meanings:
“Cause” means for any of the following reasons: (i) willful or deliberate misconduct by Employee that materially damages the Company; (ii) misappropriation of Company assets; (iii) Employee’s conviction of or a plea of guilty or “no contest” to, a felony; or (iv) any willful disobedience of the lawful and unambiguous instructions of the Board of Directors of the Company; provided that the Board of Directors has given Employee thirty (30) days written notice of such disobedience or neglect and Employee has failed to cure such cause. For avoidance of doubt, a termination of Employee’s employment hereunder due to an expiration of the Employment Term (as defined below) or due to Employee’s Disability (as defined below) will not constitute a termination without Cause.
“Change in Control Event” means any of the following (i) any person or entity (except for a current stockholder who was a stockholder prior to the Company’s initial public offering) becomes the beneficial owner of greater than 50% of the then outstanding voting power of the Company; (ii) a merger or consolidation with another entity where the voting securities of the Company outstanding immediately before the transaction constitute less than a majority of the voting power of the voting securities of the Company or the surviving entity outstanding immediately after the transaction, or (iii) the sale or disposition of all or substantially all of the Company’s assets.

Section 2. Employment.
Subject to the terms and conditions of this Agreement, Employee is hereby employed by the Company to serve as its Executive Chairman. Employee accepts such employment, and agrees to discharge all of the duties normally associated with such position, including, without limitation, key executive mentoring and leadership, participation in business strategy sessions and advice regarding day-to-day management and maintenance of key outside business and other relationships; to faithfully and to the best of his abilities perform such other services consistent with his position as a senior executive officer as may from time to time be reasonably assigned to him by the Board of Directors of the Company and to devote at least twenty (20) hours a week and the skill and attention necessary to carry out such duties and services. Notwithstanding the foregoing, however, Employee may serve on the boards of directors of other companies, and in civic, cultural, philanthropic and professional organizations, so long as such service does not detract from the performance of Employee’s duties hereunder, such determination to be made by the Board of Directors in its sole discretion. Employee may continue service as an officer, U.S. Navy Reserve, and any periods of active duty service shall not result in any reduction in compensation or benefits payable to Employee under Section 3 of this Agreement. At all times during which Employee remains Executive Chairman of the Company, Employee shall serve as a member of the Company’s Board of Directors and, at the request of the Company’s Board of Directors, as an officer or director of any Company affiliate, in each case without additional remuneration therefor.
Section 3. Compensation and Benefits.
3.1 Base Salary. During the Employment Term (as defined in Section 5 hereof), the Company shall pay Employee a salary at the annual rate of $272,500 pursuant to the terms hereof (the “Base Salary”). The Base Salary shall be payable in accordance with the Company’s customary payroll practices for its senior management personnel.
3.2 Bonus. During the Employment Term, Employee shall not be eligible to participate in the Company’s bonus programs in effect with respect to senior management personnel.
3.3 Benefits
(a) Benefit Plans. During the Employment Term, Employee may participate, on the same basis and subject to the same qualifications as other senior management personnel of the Company, in the Company’s insured group health plans.
(b) Reimbursement of Expenses. During the Employment Term, the Company shall pay or promptly reimburse Employee, upon submission of proper invoices in accordance with the Company’s normal procedures, for all reasonable out-of-pocket business, entertainment and travel expenses incurred by Employee in the performance of his duties hereunder. Any taxable reimbursement of business or other expenses as specified under this Agreement shall be subject to the following conditions: (1) the expenses eligible for reimbursement in one taxable year shall not affect the expenses eligible for reimbursement in any other taxable year; (2) the reimbursement of an eligible expense shall be made no later than the end of the calendar year after the year in which such expense was incurred; and (3) the right to reimbursement shall not be subject to liquidation or exchange for another benefit.

(c) Special Medical Expense Allowance. During the Employment Term, the Company will pay to Employee a special bonus of $150,000 per month. This amount is intended to help defray the substantial out-of-pocket medical expenses expected to be incurred by Employee, Employee’s spouse and Employee’s dependents from and after January 1, 2011 (“Medical Expenses”). This amount shall be paid to Employee on the first day of each calendar month with respect to that calendar month and will be subject to tax withholding when paid. Within fifteen (15) days after the end of each calendar quarter, the Employee shall submit receipts evidencing the Medical Expenses incurred during that calendar quarter to an auditing firm to be selected by the Company in its sole discretion (the “Auditors”). The Auditors shall review such receipts to determine whether the Medical Expenses meet the definition of “medical expenses” pursuant to the then applicable U.S. Treasury regulations (“Allowable Expenses”) and provide the Company and Employee with a report detailing its conclusions (the “Auditors’ Report”) within forty-five (45) days of the end of such quarter. The Auditors’ shall provide the Company and the Employee with an Auditors’ Report relating to the previously-ended calendar year (“Year-End Auditors’ Report”) by March 1, which report will detail the Allowable Expenses for that year. All reports of the Auditors shall be delivered to the Chairman of the Company’s Audit Committee of the Board of Directors and the Company’s Chief Accounting Officer. If the Allowable Expenses for the year are less than the amounts paid by the Company to Employee for that year under this paragraph (net of taxes paid in respect of such amounts, which for this purpose will be deemed to equal [46%] of such amounts), then Employee will reimburse such difference to the Company within thirty (30) days following the date of the Year End Auditors’ Report.
(d) Vacation. During the Employment Term, Employee shall be entitled to paid vacation days in such number as is reasonable and customary for the position of Executive Chairman.
(e) Withholding. The Company shall be entitled to withhold from amounts payable or benefits accorded to Employee all federal, state and local income, employment and other taxes, as and in such amounts as may be required by applicable law.
3.4 Extension of Post-Termination Option Exercise Period. Each stock option that is identified on the attached Schedule A and that is outstanding at the time of any cessation of Employee’s service to the Company (other than a termination by the Company for Cause) will, to the extent exercisable at the time of such cessation (determined after giving effect to any acceleration of vesting under Section 5.3 or 5.4 or otherwise), remain outstanding and exercisable until the applicable expiration date specified on that Schedule A. Notwithstanding the foregoing, this paragraph will not (x) cause any stock option to remain outstanding beyond the end of its original term, or (y) prevent the Company from causing the earlier termination, assumption, substitution or cashout of any stock option in accordance with the terms of such award, or of the plan under which such award was granted, solely with respect to the treatment thereof in a change in control of the Company or similar corporate event or transaction. For avoidance of doubt, to the extent not exercisable at the time of any cessation of Employee’s service to the Company (determined after giving effect to any acceleration of vesting under Section 5.3 or 5.4 or otherwise), each of Employee’s options to acquire stock of the Company will then automatically terminate. This paragraph constitutes an amendment to the terms of each stock option identified on the attached Schedule A.

Section 4. Employment Term. The term of this Agreement (the “Employment Term”) shall begin upon its execution and end on the close of business on September 30, 2011. The Employment Term may be extended for up to an additional three month period upon the mutual written consent of the parties prior to the expiration of the Employment Term. Employee’s employment hereunder shall be coterminous with the Employment Term, unless sooner terminated as provided in Section 5.
Section 5. Termination; Severance Benefits.
5.1 Generally. Either the Board of Directors of the Company or Employee may terminate Employee’s employment hereunder, for any reason, at any time prior to the expiration of the Employment Term, upon three (3) days prior written notice to the other party. Upon termination of Employee’s employment hereunder for any reason, including without limitation expiration of the Employment Term, Employee shall be deemed simultaneously to have resigned as a member of the Board of Directors of the Company and from any other position or office he may at the time hold with the Company or any of its affiliates. In addition, upon termination of Employee’s employment hereunder for any reason, including without limitation expiration of the Employment Term, the Company shall (i) reimburse the Employee for any expenses properly incurred under Section 3.3 (b) and which have not previously been reimbursed as of the effective date of the termination, and (ii) pay Employee for any accrued, but unused, vacation time as of the effective date of the termination. The payments by the Company relating to (i) and (ii) above shall be payable in a lump sum on the effective date of the termination of Employee’s employment with the Company.
5.2 Termination by Employee.
If, prior to the expiration of the Employment Term, Employee voluntarily resigns from his employment, Employee shall (i) receive no further Base Salary hereunder, other than accrued and unpaid Base Salary through and including the effective date of termination of his employment with the Company (the “Accrued Compensation”) and (ii) cease to be covered under or be permitted to participate in or receive any of the benefits described in Section 3.3 hereof.
5.3 Termination by the Company.
(a) Without Cause. If, prior to the expiration of the Employment Term, the Company terminates Employee’s employment hereunder without Cause then Employee shall be entitled to receive (i) continued payment of Employee’s then current Base Salary in accordance with the Company’s customary payroll practices then in effect for its senior management personnel, and (ii) continued payment of the special medical expense allowance described in Section 3.3(c), in each case for a period of nine (9) months commencing upon the effective date of the termination of Employee’s employment with the Company, subject to Sections 5.6 and 5.7(b). In addition, if Employee elects COBRA continuation of his insured group health benefits, the Company will contribute an amount toward the monthly cost of such coverage equal to the Company’s share of the monthly premiums (at the time of termination) for the benefits provided under Section 3.3(a) hereof for a period of nine (9) months. In addition, the vesting of stock options held by Employee immediately prior to such termination shall accelerate such that the portion of those options that was otherwise scheduled to vest during the nine month period immediately following such termination (had Employee remained employed with the Company for that period) will become vested as of the date of such termination.

(b) For Cause. If, prior to the expiration of the Employment Term, the Company terminates Employee’s employment hereunder for Cause, Employee shall (i) receive no further Base Salary hereunder, other than Accrued Compensation which shall be payable on the effective date of the termination of Employee’s employment with the Company and (ii) cease to be covered under or be permitted to participate in or receive any of the benefits described in Section 3.3 hereof; provided, however, that if Employee is terminated for Cause hereunder solely as a result of being convicted of a felony, which conviction is ultimately reversed on appeal or pardoned, Employee shall be deemed to have been terminated without Cause as of the date of such termination for Cause.
5.4 Termination in Connection with a Change in Control Event.
(a) If, prior to the expiration of the Employment Term, the Company terminates Employee’s employment hereunder without Cause and a Change in Control Event occurs within three months following that termination, the period of salary and special medical expense allowance continuation and COBRA premium subsidiary described above in Section 5.3(a) will be extended from nine (9) to 18 months.
(b) Similarly, if prior to the expiration of the Employment Term, a Change in Control Event occurs and the Company thereafter terminates Employee’s employment hereunder without Cause, then in lieu of any benefits under Section 5.3(a) hereof, Employee shall be entitled to receive (i) continued payment of Employee’s then current Base Salary in accordance with the Company’s customary payroll practices for its senior management personnel, and (ii) continued payment of the special medical expense allowance described in Section 3.3(c), in each case for a period of eighteen (18) months commencing upon the effective date of the termination of Employee’s employment with the Company, subject to Sections 5.6 and 5.7(b). In addition, if Employee elects COBRA continuation of his insured group health benefits, the Company will contribute an amount toward the monthly cost of such coverage equal to the Company’s share of the monthly premiums (at the time of termination) for the benefits provided under Section 3.3(a) hereof for a period of 18 months. In addition, any stock options held by Employee immediately prior to such termination shall then vest in full.
5.5 Termination upon Death or Disability. Employee’s employment hereunder shall terminate upon death of Employee. The Company may terminate Employee’s employment hereunder in the event Employee is disabled. “Disability” shall be defined as the inability of Employee to render the services required of him, with or without a reasonable accommodation, under this Agreement as a result of physical or mental incapacity. In the event of any such termination, Employee shall (i) receive no further Base Salary hereunder, other than the Accrued Compensation, and (ii) cease to be covered under or be permitted to participate in or receive any of the benefits described in Section 3.3 hereof.

5.6 Release Required. As a condition precedent to the receipt of any right, payment or benefit under Sections 3.4, 5.3(a) and/or 5.4, Employee must execute and deliver to the Company a release, the form and substance of which are acceptable to the Company, and such release must become irrevocable, within 45 days following the effective date of termination of Employee’s employment. Any right, payment or benefit under Section 5.3(a) or 5.4 that would otherwise be paid before such release becomes irrevocable will instead be delayed and paid to Employee in a lump sum within 15 days after such release becomes irrevocable (and the remaining payments will be made as otherwise scheduled in the ordinary course). Notwithstanding the foregoing, if the 60 day period immediately following the effective date of termination of Employee’s employment overlaps two calendar years, then any such right, payment or benefit that would otherwise be paid before the later of (i) the date such release becomes irrevocable, or (ii) the last day of the year in which such termination occurs (such later date, the “Applicable Date”) will instead be delayed and paid to Employee in a lump sum on the first regularly scheduled payroll date following the Applicable Date (and the remaining payments will be made as otherwise scheduled in the ordinary course). If the release has not become irrevocable within 45 days following the effective date of the termination of Employee’s employment, Employee will forfeit any right, payment or benefit otherwise due under Sections 3.4, 5.3(a) and/or 5.4.
5.7 Section 409A.
(a) Purpose. This section is intended to help ensure that compensation paid or delivered to the Employee pursuant to this Agreement either is paid in compliance with, or is exempt from, Section 409A of the Internal Revenue Code of 1986, as amended and the rules and regulations promulgated thereunder (collectively, “Section 409A”). However, the Company does not warrant to the Employee that all compensation paid or delivered to him for his services will be exempt from, or paid in compliance with, Section 409A.
(b) Amounts Payable On Account of Termination. For the purposes of determining when amounts otherwise payable on account of the Employee’s termination of employment under this Agreement will be paid, which amounts become due because of his termination of employment, “termination of employment” or words of similar import, as used in this Agreement, shall be construed as the date that the Employee first incurs a “separation from service” for purposes of Section 409A on or following termination of employment. Furthermore, if the Employee is a “specified employee” of a public company as determined pursuant to Section 409A as of his termination of employment, any amounts payable on account of his termination of employment which constitute deferred compensation within the meaning of Section 409A and which are otherwise payable during the first six months following the Employee’s termination (or prior to his death after termination) shall, to the extent necessary to avoid the imposition of additional taxes under Section 409A, be paid to the Employee in a cash lump-sum on the earlier of (1) the date of his death and (2) the first business day of the seventh calendar month immediately following the month in which his termination occurs.

(c) Interpretative Rules. In applying Section 409A to amounts paid pursuant to this Agreement, any right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.
(d) Deferred Compensation Taxes. Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit under this Agreement received or to be received by the Employee (the “Payment”) is determined to be subject (in whole or part) to the penalties imposed by Section 409A (the “Additional Taxes”), then the Employee shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Employee of the Additional Taxes, the Employee retains an amount equal to the Payment net of any applicable taxes and withholdings other than Additional Taxes. All determinations required to be made under this provision, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company’s accountants or such other certified public accounting firm designated by the Employee and reasonably acceptable to the Company. Any certified public accounting firm chosen by the Employee shall provide detailed supporting calculations both to the Company and the Employee. Any Gross-Up Payment due under this paragraph shall be paid to the Employee no later than December 31 of the calendar year following the calendar year in which the Employee remits the Additional Taxes to the applicable authorities.
5.8 No Reduction of COBRA Rights. For avoidance of doubt, the Company’s payment under Section 5.3 or 5.4 of applicable premiums for COBRA continuation coverage for Employee and/or his eligible dependents will not limit or reduce the otherwise applicable duration of such COBRA continuation coverage. For example, if Employee is eligible for 29 months of continuation coverage under COBRA and the Company, in accordance with Section 5.4, pays the applicable premiums for the first 18 months of such coverage, Employee will remain eligible for the remaining 11 months of continuation coverage to the extent provided by applicable law and will be responsible for paying the applicable premiums for such remaining period of coverage.
5.9 Securities Law Restrictions. Upon Employee’s complete cessation of service with the Company, Employee will cease to be subject to the Company’s Insider Trading Policy (the “Insider Trading Policy”). However, even after Employee ceases to be subject to the Insider Trading Policy, Employee’s ability to transfer Company securities will remain subject to various legal requirements and restrictions. For example, under current SEC rules, the volume limitations of Rule 144 continue for three months after a person ceases to be an “affiliate” (as therein defined). In addition, federal securities laws will continue to prohibit Employee from trading Company securities whenever in possession of material non-public information. Therefore, while Employee will no longer be required to pre-clear transactions in Company securities with the Company after he ceases to be subject to the Insider Trading Policy, Employee should consult his lawyer before transferring any Company securities.

Section 6. Federal Excise Tax.
6.1 General Rule. Employee’s payments and benefits under this Agreement and all other arrangements or programs related thereto shall not, in the aggregate, exceed the maximum amount that may be paid to Employee without triggering golden parachute penalties under Section 280G of the Code, and the provisions related thereto with respect to such payments. If Employee’s benefits must be cut back to avoid triggering such penalties, Employee’s benefits will be cut back in the order that maximizes Employee’s net after-tax economic position, as reasonably determined by the Company. If an amount in excess of the limit set forth in this Section is paid to Employee, Employee must repay the excess amount to the Company upon demand, with interest at the rate provided in Code Section 1274(b)(2)(B). Employee and the Company agree to cooperate with each other reasonably in connection with any administrative or judicial proceedings concerning the existence or amount of golden parachute penalties on payments or benefits Employee receives.
6.2 Exception. Section 6.1 shall apply only if it increases the net amount Employee would realize from payments and benefits subject to Section 6.1, after payment of income and excise taxes by Employee on such payments and benefits.
6.3 Determinations. The determination of whether the golden parachute penalties under Code Section 280G and the provisions related thereto shall be made by counsel chosen by Employee and reasonably acceptable to the Company. All other determinations needed to apply this Section 6 shall be made in good faith by the Company’s independent auditors.
Section 7. General.
7.1 Confidentiality and Non-Competition Agreement. Employee and the Company hereby ratify and re-affirm that certain Confidentiality and Non-Competition Agreement dated January 26, 2005 (the “Confidentiality Agreement”).
7.2 No Conflict. Employee represents and warrants that he has not entered, nor will he enter, into any other agreements that restrict his ability to fulfill his obligations under this Agreement and the Confidentiality Agreement.
7.3 Governing Law. This Agreement shall be construed, interpreted and governed by the laws of the State of New Jersey, without regard to the conflicts of law rules thereof.
7.4 Binding Effect. This Agreement shall extend to and be binding upon Employee, his legal representatives, heirs and distributees and upon the Company, its successors and assigns regardless of any change in the business structure of the Company.
7.5 Assignment. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned or delegated by any party without the prior written consent of the other party.
7.6 Tax Compliance. If reasonably requested in writing, Employee agrees within fifteen business days to provide the Company with an executed IRS Form 4669 (Statement of Payments Received) with respect to any taxable amount paid to Employee by the Company.

7.7 Entire Agreement. Except for any stock option or stock award agreements between the parties, this Agreement contains the entire agreement of the parties with respect to the subject matter hereof. No waiver, modification or change of any provision of this Agreement shall be valid unless in writing and signed by both parties. For avoidance of doubt, this Agreement supersedes in all respects the 2010 Amended and Restated Employment Agreement between the parties dated December 17, 2010.
7.8 Waiver. The waiver of any breach of any duty, term or condition of this Agreement shall not be deemed to constitute a waiver of any preceding or succeeding breach of the same or any other duty, term or condition of this Agreement.
7.9 Severability. If any provision of this Agreement shall be unenforceable in any jurisdiction in accordance with its terms, the provision shall be enforceable to the fullest extent permitted in that jurisdiction and shall continue to be enforceable in accordance with its terms in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.
7.10 Conflicting Agreements. In the event of a conflict between this Agreement and any other agreement between Employee and the Company, the terms and provisions of this Agreement shall control.
7.10 Resolution of Disputes. Any claim or controversy arising out of, or relating to, this Agreement, other than with respect to the Confidentiality Agreement, between Employee and the Company (or any officer, director, employee or agent of the Company), or the breach thereof, shall be settled by arbitration administrated by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes. Such arbitration shall be held in New Jersey (or in such other location as the Company may at the time be headquartered). The arbitration shall be conducted before a three-member panel. Within fifteen (15) days after the commencement of arbitration, each party shall select one person to act as arbitrator and the two selected shall select a third arbitrator within ten (10) days of their appointment.
If the arbitrators selected by the parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be selected by the American Arbitration Association and shall be a member of the bar of the State of New Jersey actively engaged in the practice of employment law for at least ten years. The arbitration panel shall apply the substantive laws of the State of New Jersey in connection with the arbitration and the New Jersey Rules of Evidence shall apply to all aspects of the arbitration. The award shall be made within thirty days of the closing of the hearing. Judgment upon the award rendered by the arbitrators(s) may be entered by any Court having jurisdiction thereof.

7.11 Notices. All notices pursuant to this Agreement shall be in writing and shall be sent by prepaid certified mail, return receipt requested or by recognized air courier service addressed as follows:
(i)	If to the Company to:

Amicus Therapeutics, Inc. 6 Cedar Brook Drive Cranbury, New Jersey 08512

(ii)	If to Employee to:

John F. Crowley 15 Leonard Court Princeton, New Jersey 08540

(iii)	With required copies to:

James J. Marino Dechert LLP 902 Carnegie Center Suite 500 Princeton, New Jersey 08540-6531 Fax No.: (609) 955 3259

And

Stephen W. Skonieczny Dechert LLP 1095 Avenue of the Americas New York, New York 10036 Fax No.: (212) 698 3599
or to such other addresses as may hereinafter be specified by notice in writing by either of the parties, and shall be deemed given three (3) business days after the date so mailed or sent.
7.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

/s/ John F. Crowley
JOHN F. CROWLEY

AMICUS THERAPEUTICS, INC.
By:	/s/ Donald J. Hayden, Jr.
	Name:	Donald J. Hayden, Jr.
	Title:	Lead Independent Director

Schedule A

Post-Termination Option Exercise Period
1.	Options Expiring on September 30, 2012

Grant Date	Exercise Price ($)	Options Outstanding
8/17/2004	0.6375	16,491
1/6/2005	0.6375	49,931
6/15/2010	2.81	48,100
6/15/2010	2.81	6,900
11/16/2009	4.16	136,721
11/16/2009	4.16	13,279
10/20/2005	5.325	60,029
10/20/2005	5.325	28,971
	Total Options Expiring	360,422
2.	Options Expiring on December 31, 2012

Grant Date	Exercise Price ($)	Options Outstanding
2/28/2006	5.325	268,322
2/28/2006	5.325	11,678
1/19/2011	5.96	103,975
1/19/2011	5.96	16,025
	Total Options Expiring	400,000
3.	Options Expiring on March 31, 2013

Grant Date	Exercise Price ($)	Options Outstanding
4/25/2007	13.425	189,736
4.25.2007	13.425	10,264
2/5/2008	10.21	119,785
2/5/2008	10.21	5,215
2/3/2009	10.36	94,665
2/3/2009	10.36	8,835
	Total Options Expiring	428,490